                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1

                        Simmons Company and Subsidiaries
                      Consolidated Statements of Operations
                                 (in thousands)

                                                                  Year ended         Year ended          Year ended
                                                                 December 28,       December 29,        December 30,
                                                                     2002               2001                2000
                                                                 ------------       ------------        ------------
                                                                  (52 weeks)         (52 weeks)          (53 weeks)
Net sales                                                         $  708,595         $  655,209          $  699,741
Cost of products sold                                                369,617            379,131             414,102
                                                                  ----------         ----------          ----------
         Gross margin                                                338,978            276,078             285,639
                                                                  ----------         ----------          ----------

Operating expenses:
     Selling, general and administrative expenses                    257,142            213,472             248,411
     Non-cash variable stock compensation expense                     15,561             14,847                 574
     ESOP expense                                                          -              2,816               7,117
     Goodwill impairment                                              20,285              7,882                   -
     Amortization of intangibles                                       1,246             11,414              10,530
                                                                  ----------         ----------          ----------
                                                                     294,234            250,431             266,632
                                                                  ----------         ----------          ----------
         Operating income                                             44,744             25,647              19,007

     Interest expense, net                                            27,803             35,999              36,844
     Other expense, net                                                2,243              3,642               2,102
                                                                  ----------         ----------          ----------
          Income (loss) before income taxes and
             minority interest in loss                                14,698            (13,994)            (19,939)
Income tax expense (benefit)                                          13,128             (6,640)             (3,883)
                                                                  ----------         ----------          ----------
          Income (loss) before minority interest in loss               1,570             (7,354)            (16,056)
Minority interest in loss                                              1,109                470                 421
                                                                  ----------         ----------          ----------
          Net income (loss)                                            2,679             (6,884)            (15,635)

Other comprehensive income (loss):
     Foreign currency translation adjustment                             (19)               (61)                (20)
                                                                  ----------         ----------          ----------

          Comprehensive income (loss)                             $    2,660         $   (6,945)         $  (15,655)
                                                                  ==========         ==========          ==========

   The accompanying notes are an integral part of these consolidated financial statements.

                        Simmons Company and Subsidiaries
                           Consolidated Balance Sheets
                      (in thousands, except share amounts)

                                                                 December 28,       December 29,
                                                                     2002               2001
                                                                 ------------       ------------
                                 ASSETS
Current assets:
     Cash and cash equivalents                                    $    7,108         $    3,264
     Accounts receivable, less allowances for doubtful
           receivables, discounts and returns of $5,292 and
           $4,715, respectively                                       67,192             67,660
     Inventories                                                      21,049             23,227
     Deferred income taxes                                             3,265              5,296
     Other current assets                                             20,781             12,828
     Assets held for sale                                             36,617             55,575
                                                                  ----------         ----------
          Total current assets                                       156,012            167,850
                                                                  ----------         ----------

Property, plant and equipment, net                                    37,673             44,082
Goodwill, net                                                        165,519            165,519
Intangible assets, net                                                 6,711              3,800
Deferred income taxes                                                 24,505             34,706
Other assets                                                          16,677             13,372
                                                                  ----------         ----------
                                                                  $  407,097         $  429,329
                                                                  ==========         ==========

               LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
     Current maturities of long-term debt                         $   19,039         $   13,147
     Accounts payable                                                 38,711             29,301
     Accrued liabilities                                              53,158             45,710
     Liabilities held for sale                                        13,239             10,001
                                                                  ----------         ----------
          Total current liabilities                                  124,147             98,159
                                                                  ----------         ----------

Non-current liabilities:
     Long-term debt                                                  249,400            308,610
     Accrued stock compensation                                       26,778             12,324
     Other                                                            14,583             15,510
                                                                  ----------         ----------
          Total liabilities                                          414,908            434,603
                                                                  ----------         ----------

Minority interest in SC Holdings, Inc.                                     -              1,109
Redemption obligation - ESOP                                          61,218             44,079

Commitments and contingencies (Notes 12 and 17)

Stockholder's deficit:
     Common stock, $.01 par value; 5,000 shares authorized;
          3,196 issued and outstanding                                     1                  1
     Additional paid-in-capital                                          319                319
     Accumulated deficit                                             (69,205)           (50,657)
     Accumulated other comprehensive loss                               (144)              (125)
                                                                  ----------         ----------
          Total stockholder's deficit                                (69,029)           (50,462)
                                                                  ----------         ----------
                                                                  $  407,097         $  429,329
                                                                  ==========         ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        Simmons Company and Subsidiaries
           Consolidated Statements of Changes in Stockholder's Deficit
                      (in thousands, except share amounts)

                                                                                                    Accumulated
                                                                         Additional                   Other           Total
                                                    Common      Common     Paid-In    Accumulated  Comprehensive   Stockholder's
                                                    Shares      Stock     Capital       Deficit        Loss           Deficit
                                                    ------     -------   ----------   -----------  -------------   -------------
December 25, 1999                                    3,196     $     1    $    319     $(23,608)      $   (44)       $ (23,332)
   Net loss                                              -           -           -      (15,635)            -          (15,635)
   Other comprehensive income:
      Change in foreign currency
          translation                                    -           -           -            -           (20)             (20)
                                                                                       --------        ------        ---------

   Comprehensive loss                                    -           -           -      (15,635)          (20)         (15,655)
   Acquisition of SC Holdings,
      Inc. stock                                         -           -      18,000            -             -           18,000
   Excess of ESOP expense
      at fair market value over cost                     -           -       2,010            -             -            2,010
   Increase in redemption
      obligation - ESOP based on
      fair market value                                  -           -      (1,413)           -             -           (1,413)
   Distributions to Holdings                             -           -        (981)      (1,723)            -           (2,704)
                                                    ------     -------    --------     --------       -------        ---------
December 30, 2000                                    3,196           1      17,935      (40,966)          (64)         (23,094)
   Net loss                                              -           -           -       (6,884)            -           (6,884)
   Other comprehensive loss:
      Change in foreign currency
         translation                                     -           -           -            -           (61)             (61)
                                                                                       --------       -------        ---------
   Comprehensive loss                                    -           -           -       (6,884)          (61)          (6,945)
   Fair value of SC Holdings, Inc.
       warrants issued to Affiliate                      -           -         300            -             -              300
   Excess of ESOP expense at fair
       market value over cost                            -           -       1,743            -             -            1,743
   Increase in  redemption
       obligation - ESOP  based
       on fair market value                              -           -     (16,375)      (2,807)            -          (19,182)
   Distributions to Holdings                             -           -      (3,284)           -             -           (3,284)
                                                    ------     -------    --------     --------       -------        ---------
December 29, 2001                                    3,196           1         319      (50,657)         (125)         (50,462)
   Net income                                            -           -           -        2,679             -            2,679
   Other comprehensive loss:
       Change in foreign currency
          translation                                    -           -           -            -           (19)             (19)
                                                                                       --------       -------        ---------
   Comprehensive income (loss)                           -           -           -        2,679           (19)           2,660
   Increase in redemption
       obligation - ESOP based on
       fair market value                                 -           -           -      (17,139)            -          (17,139)
   Distributions to Holdings                             -           -           -       (4,088)            -           (4,088)
                                                    ------     -------   ---------     --------       -------        ---------
December 28, 2002                                    3,196     $     1   $     319     $(69,205)      $  (144)       $ (69,029)
                                                    ======     =======   =========     ========       =======        =========

   The accompanying notes are a integral part of these consolidated financial statements.

                        Simmons Company and Subsidiaries

                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                   Year ended     Year ended     Year ended
                                                                  December 28,   December 29,   December 30,
                                                                      2002           2001          2000
                                                                  ------------   ------------   ------------
Cash flows from operating activities:
Net income (loss)                                                  $    2,679     $   (6,884)    $  (15,635)
Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Depreciation and amortization                                   19,050         27,829         24,800
       Non-cash variable stock compensation expense                    15,561         14,847            574
       Goodwill impairment charge                                      20,285          7,882              -
       ESOP expense                                                         -          2,816          7,117
       Provision for doubtful accounts                                  3,082          6,006         12,691
       Provision (benefit) for deferred income taxes                   12,232         (8,192)        (4,319)
       Non-cash interest expense                                        2,804          3,929          1,833
       Gain on settlement of postretirement benefits                        -         (2,137)             -
       Minority interest in loss                                       (1,109)          (470)          (421)
       Other, net                                                        (409)           879              -
Net changes in operating assets and liabilities:
       Accounts receivable                                             (3,110)         8,335        (26,221)
       Inventories                                                      1,359          1,114         (5,806)
       Other current assets                                           (12,194)        (1,960)        (8,267)
       Accounts payable                                                10,813        (10,349)        27,407
       Accrued liabilities                                              7,794         (2,472)        (2,775)
       Settlement of retiree health care obligation                         -         (2,250)             -
       Other, net                                                      (4,934)        (3,196)        11,903
                                                                   ----------     ----------     ----------
Cash provided by operating activities                                  73,906         35,727         22,881
                                                                   ----------     ----------     ----------
Cash flows from investing activities:
       Purchases of property, plant and equipment                      (7,961)        (5,729)       (15,556)
       Purchase and development of intangible assets                   (3,932)        (2,924)             -
       Acquisition of Sleep Country, net of cash received                   -              -        (32,499)
       Acquisition of Sleep Train, net of cash received                     -              -         (6,993)
       Proceeds from disposals of property, plant and equipment           472            444            (35)
                                                                   ----------     ----------     ----------
Net cash used in investing activities                                 (11,421)        (8,209)       (55,083)
                                                                   ----------     ----------     ----------

Cash flows from financing activities:
       Distributions to Holdings                                       (4,088)        (3,284)        (2,704)
       Contribution from Affiliate                                          -              -         20,000
       Proceeds from SC Holdings, Inc. US Bank Debt, net                    -              -         19,000
       Payments of Senior Credit Facility, net                        (53,061)       (28,796)        (8,165)
       Payments of other long-term borrowings                          (2,014)          (920)          (419)
       Proceeds from long-term debt - Affiliate, net                    1,123          3,756          3,245
       Proceeds of sale/leaseback transaction                               -              -          2,909
       Payments of financing costs                                       (570)          (714)          (412)
                                                                   ----------     ----------     ----------
Net cash received from (used in) financing activities                 (58,610)       (29,958)        33,454
                                                                   ----------     ----------     ----------
Net effect of exchange rate changes on cash                               (28)           (61)           (20)
                                                                   ----------     ----------     ----------
Increase (decrease) in cash and cash equivalents                        3,844         (2,501)         1,232
Cash and cash equivalents, beginning of period                          3,264          5,765          4,533
                                                                   ----------     ----------     ----------
Cash and cash equivalents, end of period                           $    7,108     $    3,264     $    5,765
                                                                   ==========     ==========     ==========
Supplemental cash flow information:
       Cash paid for interest                                      $   24,528     $   28,671     $   36,434
                                                                   ==========     ==========     ==========
       Cash paid for income taxes                                  $      426     $    1,647     $      147
                                                                   ==========     ==========     ==========
       Acquisition of business in exchange for receivables         $        -     $        -     $   15,449
                                                                   ==========     ==========     ==========

   The accompanying notes are an integral part of these consolidated financial statements.

                        Simmons Company and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (in thousands, except share amounts)

1.       THE COMPANY

         Simmons Company ("Simmons" or "the Company") is one of the largest bedding manufacturers in the United States of America. The Company operates in two business segments, (1) wholesale bedding and (2) retail bedding. The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium branded bedding products; (ii) the licensing of intellectual property to other manufacturers; and (iii) the sale of product returns, off-quality product and excess inventory through retail outlet stores. The retail bedding segment operates specialty sleep stores in California, Washington and Oregon, that sell to consumers principally premium-branded bedding products.

         The Company manufactures mattresses, foundations, and sleep accessories through its wholly-owned subsidiaries, The Simmons Manufacturing Co., LLC and Simmons Caribbean Bedding, Inc. Simmons and its subsidiaries sell through all major distribution channels, including furniture stores, specialty sleep shops, department stores, rental stores and warehouse showrooms. The Company and its subsidiaries manufacture and supply conventional bedding to over 10,000 retail outlets, representing over 3,100 customers.

         Simmons distributes branded products on a contract sales basis directly to institutional users of bedding products, such as the hospitality industry and certain agencies of the United States Government, through the Company's wholly-owned subsidiary, Simmons Contract Sales, LLC. The Company licenses its trademarks, patents and other intellectual property to various domestic and foreign manufacturers principally through its wholly-owned subsidiary, Dreamwell, Ltd.

         Additionally, the Company operates 17 retail outlet stores located throughout the United States of America through the Company's wholly-owned subsidiary, World of Sleep Outlets, LLC; 56 retail mattress stores operating as Mattress Gallery located in Southern California through the Company's wholly-owned subsidiary, Gallery Corp. (of which 26 stores were added in December 2002 by assuming the leases and acquiring certain inventory from Mattress Discounters Corporation, which was in bankruptcy, for approximately $1.7 million); and 48 retail mattress stores operating as Mattress Gallery and Sleep Country USA located in Oregon and Washington through the Company's subsidiary, SC Holdings, Inc. ("Sleep Country").

         As described more fully in Note 3 to the consolidated financial statements, on February 28, 2003, the Company, through an agreement and plan of merger, acquired the stock of Sleep Country from an affiliate of Fenway for approximately $18.4 million, plus additional contingent consideration based upon future performance. Sleep Country is a leading mattress retailer in the Pacific Northwest which operates 48 stores under the Sleep Country USA and Mattress Gallery names. Because the Company and Sleep Country were controlled by affiliates of Fenway at the time of the acquisition, the Company is required to account for the acquisition as a transfer of assets within a group under common control. Under this accounting methodology, the Company and Sleep Country are treated as if they had been combined in a manner similar to the pooling of interests method for accounting and financial reporting purposes for the periods in which both entities were controlled by Fenway (from March 1, 2000).

The Recapitalization

         On July 16, 1998, the Company's parent, Simmons Holdings, Inc. ("Holdings") entered into a recapitalization agreement with the Company and REM Acquisition, Inc., a transitory Delaware merger corporation ("REM"), sponsored by Fenway. Pursuant to the agreement, on October 29, 1998, REM merged with and into Holdings (the "Recapitalization"), with Holdings being the surviving corporation. As a result of the Recapitalization, Simmons Holdings, LLC, an entity controlled by funds affiliated with Fenway, acquired 75.1% of the outstanding voting shares of Holdings, and management, the ESOP and Investcorp retained approximately 5.9%, 13.7% and 5.3%, respectively, of the outstanding shares of Holdings. The Company has accounted for the Recapitalization as a leveraged recapitalization, whereby the historical bases of the assets and liabilities of the Company have been maintained.

2.       PRINCIPAL ACCOUNTING POLICIES

Critical Accounting Policies

    From the Company's principal accounting policies, the following have been identified as critical accounting policies:

         - estimating valuation allowances and accrued liabilities, specifically the allowance for doubtful accounts and the warranty accrual;

         -    impairment of long-lived assets;

         -    impairment of goodwill;

         -    cooperative advertising and rebate programs;

         -    non-cash variable stock compensation expense;

         -    income taxes; and

         -    litigation and contingent liabilities.

Principles of Consolidation

         The consolidated financial statements of the Company include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates and Reclassifications

         The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Such financial statements include estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the amounts of revenues and expenses. Actual results could differ from those estimates.

         Certain amounts in the 2001 and 2000 financial statements and related footnotes have been reclassified to conform with the current presentation.

Fiscal Year

         The Company operates on a 52/53 week fiscal year ending on the last Saturday in December. Fiscal years 2002 and 2001 comprised 52 weeks and fiscal year 2000 comprised 53 weeks.

Cash and Cash Equivalents

         The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

Inventories

         Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The cost of inventories includes raw materials, direct labor and manufacturing overhead costs. The Company provides inventory reserves for excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments or other economic factors.

Supply Agreements

         The Company's wholesale segment from time to time enters into long-term supply agreements with its customers. Any initial cash outlay by the Company is capitalized and amortized as a reduction to revenue over the life of the contract and is ratably recoverable upon contract termination. Such capitalized amounts are included in other current assets and other assets in the Company's consolidated balance sheets. Amortization expense related to these contracts was $4.6 million, $4.2 million, and $2.5 million in 2002, 2001 and 2000, respectively.

Property, Plant and Equipment

         Property, plant and equipment are carried at cost. Depreciation expense is determined principally using the straight-line method over the estimated useful lives for financial reporting and accelerated methods for income tax purposes. Expenditures that substantially increase asset values or extend useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When property items are retired or otherwise disposed of, amounts applicable to such items are removed from the related asset and accumulated depreciation accounts and any resulting gain or loss is credited or charged to income. Useful lives are generally as follows:

         Buildings and improvements               15 - 26 years
         Leasehold improvements                    2 - 10 years
         Machinery and equipment                   5 - 10 years
         Computers and software                    3 -  7 years

Intangible Assets

         Intangible assets consist primarily of patents, trademarks, noncompete agreements and capitalized costs related to licenses. Goodwill represents the excess of consideration paid over the fair value of net assets acquired in purchase business combinations. In 2000 and 2001, goodwill and trademarks were amortized using the straight-line method over periods of benefit that did not exceed forty years. With the adoption of Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), as of December 30, 2001 (the first day of fiscal year 2002), no amortization was taken on these assets in 2002. The cost of obtaining or defending patents is amortized using the straight-line method over the estimated economic lives of the respective patents, which are generally 17 years. The noncompete agreement is amortized using the straight-line method over the life of the agreement, which is five years. The capitalized costs related to licenses are amortized using the straight-line method over the life of the respective license, which is generally two to four years.

         The Company tests goodwill and other indefinite-lived intangible assets for impairment on an annual basis by comparing the fair value of the Company's reporting units to their carrying values. Fair value is determined by the assessment of future discounted cash flows. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. Other indefinite-lived intangible assets are tested between annual tests if events or changes in circumstances indicate that the asset might be impaired.

Impairment of Long-Lived Assets

         The Company regularly reviews all of its long-lived assets, including intangibles with finite lives, for impairment whenever events or circumstances indicate their carrying value may not be recoverable. Management reviews whether there has been an impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If an impairment is deemed to exist, management would record an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets.

         As discussed in note 9 to the consolidated financial statements, the Company recognized impairment charges related to its retail segment in 2002 and 2001 of $20.3 million and $7.9 million, respectively. There were no goodwill additions for the year ended December 28, 2002.

Debt Issuance Costs

         The Company capitalizes costs associated with the issuance of debt and amortizes the cost as additional interest expense over the lives of the debt using the effective interest rate method. Amortization expense of $2.8 million, $3.6 million, and $1.8 million for 2002, 2001, and 2000, respectively, is included as a non-cash component of interest expense in the accompanying Consolidated Statements of Operations. Due to the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"), $0.5 million of extraordinary expense, net of tax, related to accelerated debt payments in 2001 has been reclassified to interest expense ($0.9 million) with the related tax benefit ($0.4 million) reclassed to income tax benefit in the accompanying Consolidated Statements of Operations.

Revenue Recognition

         The Company's wholesale segment recognizes revenue, net of estimated returns, when title and risk of ownership passes, which is generally upon delivery of shipments. Sales are presented net of cash discounts, rebates, returns and certain consideration provided to customers such as co-operative advertising costs, promotional monies and amortization of supply agreements. The Company uses historical trend information regarding returns to reduce sales for estimated future returns. The Company provides an allowance for bad debts for estimated uncollectible accounts receivable, which is included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

         The Company's retail segment recognizes revenue when title and risk of ownership passes, which is generally upon delivery of the products to customers. The Company's retail segment allows customers to exchange products within 60 days of purchase. Historically, those returns have not been material and, accordingly, no reserves for retail sales returns have been included in the accompanying Consolidated Statements of Operations.

Product Delivery Costs

         Product delivery costs for our wholesale segment are billed to the Company's customers and are included as a component of net sales. The Company's wholesale segment incurred $31.4 million, $30.9 million, and $30.4 million in shipping and handling costs associated with the delivery of finished mattress products to its customers in 2002, 2001 and 2000, respectively. These costs are included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

Employee Stock Ownership Plan

         Prior to 2002, the Company recognized ESOP expense as an amount equal to the fair market value of the shares committed to be released to participants' accounts. As of December 29, 2001, all the plan shares had been committed to be released to participants' accounts. The unearned compensation balance was previously amortized using the shares allocated method (i.e., at cost). The difference in the fair market value and the cost of the shares, if any, was recorded as an adjustment to additional paid-in capital.

         Because of the Company's or Holdings' obligation to repurchase shares from the ESOP under certain circumstances for their then current fair value, the Company has classified the redemption value of such shares in the accompanying consolidated balance sheets as redemption obligation - ESOP as of December 28, 2002 and December 29, 2001, respectively. In 2002, this obligation increased $17.1 million as a result of the increase in the underlying fair value of Holdings common stock.

Stock Option Plans

         The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB No. 25),to account for its employee stock option plans. Under this method, compensation expense is recorded over the service period based upon the intrinsic value of the options as they are earned by the employees. SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company has adopted the disclosure-only provisions and continues to apply the intrinsic value-based method of accounting as described above. The accounting for awards of stock-based compensation where an employee can compel the entity to settle the award by transferring cash or other assets to employees rather than by issuing equity instruments is substantially the same under SFAS 123 and APB 25. Accordingly, SFAS 123 pro-forma disclosures are not presented.

Foreign Currency

         Subsidiaries located outside the United States of America generally use the local currency as the functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to accumulated other comprehensive income (loss), a separate component of stockholder's deficit.

Product Development Costs

         Costs associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to approximately $2.4 million, $1.8 million and $1.7 million for 2002, 2001 and 2000, respectively.

Rebates

         The Company's wholesale segment provides volume rebates to certain customers for the achievement of various purchase volume levels. The Company recognizes a liability for the rebate at the point of revenue recognition for the underlying revenue transactions that result in progress by the customer towards earning the rebate. Measurement of the liability is based on the estimated number of customers that will ultimately earn and claim the rebates or refunds under the offer. Rebates were $10.4 million, $10.6 million and $6.3 million in 2002, 2001 and 2000, respectively, and are included as a reduction of sales in the accompanying Consolidated Statements of Operations.

Advertising Costs

         The Company's wholesale segment records the cost of advertising, including co-op advertising, as an expense or a reduction of net sales when incurred or no later than when the advertisement appears or the event is run. Advertising costs were $85.2 million, $72.5 million and $83.7 million for 2002, 2001 and 2000, respectively, and in accordance with EITF 01-9, are included as either a reduction of net sales or a component of selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

         The Company's retail segment records advertising costs, including promotional materials, and media production costs to expense as incurred. Costs for placement of advertisements and airtime are charged to expense once broadcast. Retail segment advertising expense, net of co-operative advertising receipts, aggregated $3.6 million, $4.4 million, $4.8 million for 2002, 2001 and 2000, respectively.

Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

Warranties

         The Company's wholesale segment warranty policy provides a 10-year non-prorated warranty service period on all first quality products, except for certain products for the hospitality industry which have varying non-prorated warranty periods generally ranging from five to ten years. The Company's policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. Accrued warranties totaled $3.4 million and $3.2 million, respectively, as of December 28, 2002 and December 29, 2001. The following table presents a reconciliation of the Company's warranty liability at December 28, 2002 (amounts in thousands):

                                                                   Dollar Amount of
                                                                      Liability
                                                                   ----------------
Balance at December 29, 2001                                          $    3,162
Accrual for warranties during 2002                                         3,256
Settlements made during 2002                                              (2,984)
                                                                      ----------
Balance at December 28, 2002                                          $    3,434
                                                                      ==========

Environmental Costs

         Environmental expenditures that relate to current operations are expensed or capitalized when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that the costs will be incurred and can be reasonably estimated.

Derivative Instruments

         Effective January 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). This statement, as amended, standardizes the accounting for derivative instruments, including derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and, if it is, depending on the type of the hedging relationship. The cumulative effect upon prior years of adopting SFAS 133 was not material.

Significant Concentrations of Risk

         Cash and cash equivalents are maintained with several major financial institutions in the United States of America and Puerto Rico. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand. Additionally, the Company monitors the financial condition of such institutions and considers the risk of loss remote.

         The Company's wholesale bedding segment manufactures and markets sleep products, including mattresses and foundations to retail establishments primarily in the United States of America. The wholesale bedding segment performs periodic credit evaluations of its customers' financial condition and generally does not, in most cases, require collateral. Shipments to the wholesale bedding segment's five largest customers aggregated approximately 17%, 17% and 21% of total wholesale shipments for each of 2002, 2001 and 2000, respectively, and no single customer accounted for over 10% of the wholesale bedding segment's net sales.

         Purchases of raw materials from one vendor represented approximately 21%, 20% and 20% of the wholesale bedding segment cost of products sold for 2002, 2001 and 2000, respectively. Additionally, the Company purchases substantially all of its foam for its wholesale segment from one supplier. Such purchases represented approximately 12%, 14% and 13% of the wholesale bedding segment cost of products sold for 2002, 2001 and 2000, respectively. The wholesale bedding segment also primarily utilizes two third-party logistics providers which, in the aggregate, accounted for 66%, 63% and 60% of outbound wholesale shipments in 2002, 2001 and 2000, respectively.

Accounting Pronouncements

         The financial results for the year ended December 28, 2002, include the effect of adopting SFAS No. 141, Business Combinations ("SFAS 141"), and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which resulted in a $5.6 million reduction in amortization of intangibles. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for by using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and indefinite-lived intangibles are now evaluated against this new criteria. SFAS 142 requires the use of a nonamortization approach to account for purchased goodwill and indefinite-lived intangibles. These items are no longer amortized into results of operations, but instead reviewed for impairment and written down through charges to results of operations in the periods in which their carrying value of goodwill is more than their fair value. The provisions of each statement, which also apply to intangible assets acquired prior to June 30, 2001, were adopted by the Company on December 30, 2001 (beginning of fiscal year 2002). Upon adoption of SFAS 142, the Company completed its impairment testing and did not recognize an impairment charge. In accordance with SFAS 142, goodwill was again tested at December 28, 2002 for impairment by comparing the fair value of the Company's reporting units to their carrying values. Fair values were determined by the assessment of future discounted cash flows. Based upon the impairment test performed, a goodwill impairment charge of $20.3 million was recorded for the Company's retail segment. For the years ended December 29, 2001 and December 30, 2000, pre-tax amortization of goodwill and intangibles of $11.4 million and $10.5 million, respectively, would have been $3.1 million and $2.8 million, respectively, had SFAS 142 been adopted effective with the beginning of fiscal 2000.

         In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), effective for the Company in January 2002. SFAS 143 addresses financial accounting and reporting of obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with a corresponding increase in the carrying value of the related asset. Entities are required to subsequently charge the retirement cost to expense using a systematic and rational method over the related asset's useful life and adjust the fair value of the liability resulting from the passage of time through charges to interest expense. Adoption of this pronouncement did not have a material impact on the consolidated financial statements.

         In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, as it related to the disposal of a segment of a business. SFAS 144 clarifies and revises existing guidance on accounting for impairment of plant, property and equipment, amortizable intangibles and other long-lived assets not specifically addressed in other accounting literature. SFAS 144 also broadens the presentation of discontinued operations to include a component of an entity rather than only a segment of a business. The Company adopted this statement on December 30, 2001 (the first day of fiscal year 2002) on a prospective basis. Adoption of this pronouncement did not have a material impact on the consolidated financial statements.

         Effective December 30, 2001 (the first day of fiscal year 2002), the Company adopted the provisions of Emerging Issues Task Force ("EITF") Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products ("EITF 01-9"). EITF 01-9 codifies and reconciles the Task Force consensuses on all or specific aspects of EITF Issues No. 00-14, Accounting for Certain Sales Incentives ("EITF 00-14"), No. 00-22, Accounting for 'Points' and Certain Other Time-

Based or Volume-Based Sales Incentives Offers, and Offers for Free Products or Services to be Delivered in the Future ("EITF 00-22"), and No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products ("EITF 00-25"), and identifies other related interpretive issues. EITF 01-9 requires certain selling expenses incurred by the Company, not previously reclassified, to be classified as a reduction of sales. The Company previously adopted the provisions of EITF 00-22 on December 31, 2000. Certain costs, such as co-operative advertising, promotional money, and amortization of supply agreements, were historically recorded in selling, general and administrative expenses but are now classified as a reduction of net sales under the provisions of EITF 01-9. The adoption of EITF 01-9 decreased net sales, selling, general and administrative expenses and cost of products sold by $50.4 million, $49.7 million and $0.7 million, respectively, for the year ended December 28, 2002 and $77.1 million, $76.3 million and $0.8 million, respectively, for the year ended December 29, 2001. The adoption of EITF 01-9 also had the effect of decreasing net sales, selling, general and administrative expenses and cost of products sold by $62.6 million, $61.4 million and $1.2 million, respectively, for the year ended December 30, 2000. As reclassifications, these changes did not affect the Company's financial position or results of operations.

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements, and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This statement also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the accounting for sale-leaseback transactions and the accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 is effective for fiscal years beginning after May 15, 2002, transactions entered into after May 15, 2002, and financial statements issued on or subsequent to May 15, 2002. The Company adopted the provisions of this pronouncement for related transactions subsequent to May 15, 2002. Due to the adoption of SFAS 145, $0.5 million of extraordinary expense, net of tax, related to accelerated debt payments reported in 2001, has been reclassified to interest expense ($0.9 million) with the related tax benefit ($0.4 million) being reclassed to income tax benefit in the 2001 Consolidated Statement of Operations.

         In June 2002, the FASB issued SFAS No. 146, Accounting for Exit or Disposal Activities ("SFAS 146"). SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 supersedes EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), and requires liabilities associated with exit and disposal activities to be expensed as incurred. SFAS 146 is effective for exit or disposal activities of the Company that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS 146 to have a material impact on the Company's financial position or results of operations.

         In November 2002, the EITF reached a consensus on EITF 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor, which addresses the accounting for cash consideration (which includes slotting fees, cooperative advertising payments etc.) and rebates or refunds from a vendor that are payable only if the merchant completes a specified cumulative level of purchases or remains a customer of the vendor for a specified period of time. Cash consideration should be treated as a reduction of the prices of the vendor products or services and included as a reduction of cost of sales unless the vendor receives, or will receive, an identifiable benefit in exchange for the consideration. Rebates or refunds should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the consideration to be received. This guidance should be applied prospectively to arrangements entered into after December 15, 2002. The Company's retail segment is currently evaluating the impact of this new guidance, which will be applied in the first quarter of fiscal 2003.

         On November 25, 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"), an interpretation of SFAS Nos. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies ("SFAS 5"), relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under that guarantee. The FASB believes that, in current practice, many entities might not be recognizing that liability, believing that US GAAP does not require recognition, particularly when the entity does not receive separately identifiable consideration (i.e., a premium) for issuing the guarantee. Many guarantees are embedded in purchase or sales agreements, service contracts, joint venture agreements, or other commercial agreements and the guarantor in many such arrangements does not receive a separately identifiable upfront payment for issuing the guarantee. FIN 45 is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with a separately identified premium and guarantees issued without a separately identified premium. FIN 45's provisions for initial recognition and measurement is required to be applied on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end. The guarantor's previous accounting for guarantees that were issued before December 31, 2002 cannot be revised or restated to reflect the effect of the recognition and measurement provisions of FIN 45. The Company does not expect the adoption of FIN 45 to have a material impact on the Company's financial position or results of operations.

         In December 2002, the FASB issued SFAS No. 148, Stock-Based Compensation - Transition and Disclosure ("SFAS 148"), an amendment to SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). The transition guidance and annual disclosure provisions were effective for the Company's 2002 financial statements and the interim disclosure provisions are effective for interim periods beginning with the Company's first quarter 2003. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company records estimated compensation expense over the service period based upon the intrinsic value of the options as they are earned by the employees and records additional adjustments to non-cash variable stock compensation expense for changes in the intrinsic value of vested options in a manner similar to a stock appreciation right. Therefore, adoption of this pronouncement did not have a material impact on the consolidated financial statements.

         In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), principally to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 was effective for the Company's first quarter 2003 with transitional disclosure required with these financial statements. The Company does not have any variable interest entities.

         In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 113 on Derivative Instruments and Hedging Activities ("SFAS 149"). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. The amendments set forth by SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The guidance is to be applied prospectively. The Company does not have any derivative instruments.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new guidance requires that those instruments be classified as liabilities in statements of financial position. The Company does not believe that the adoption of this pronouncement will have a material impact on its consolidated financial statements.

3.       BUSINESS COMBINATION

         On February 28, 2003, the Company acquired the stock of Sleep Country from an affiliate of Fenway for approximately $18.4 million, plus additional contingent consideration based upon future performance. Sleep Country is a leading mattress retailer in the Pacific Northwest which operates 48 stores under the Sleep Country USA and Mattress Gallery names. The acquisition was financed from borrowings under the Company's Senior Credit Facility. Sleep Country used the proceeds received to repay bank debt of $17.8 million plus $0.1 million of interest and debt to Affiliate of $0.6 million.

         Because the Company and Sleep Country were controlled by affiliates of Fenway at the time of the acquisition, the Company is required to account for the acquisition as a transfer of assets within a group under common control. Under this accounting methodology, the Company and Sleep Country are treated as if they had been combined for accounting and financial reporting purposes for the periods in which both entities were controlled by Fenway (from March 1, 2000). As a result, the Company's consolidated financial statements have been restated for all periods prior to the business combination to reflect the combined results of the Company and Sleep Country as of the beginning of the earliest period presented. In addition to combining the separate historical results of the Company and Sleep Country, the consolidated financial statements include all eliminations of significant intercompany transactions.

         Selected combining financial data for the fiscal years 2002, 2001, and 2000 are as follows:

                                           December 28, 2002
-----------------------------------------------------------------------------------------------------
                              Simmons
                              Company           Sleep Country        Adjustments             Combined
(in thousands)                -------           -------------        -----------             --------
Net sales                    $ 670,390            $  49,704           $(11,499)              $708,595
Total Assets                   385,312               25,481             (3,696)               407,097
Net income (loss)               24,375              (22,615)               959                  2,719

                                           December 29, 2001
-----------------------------------------------------------------------------------------------------
                              Simmons
                              Company           Sleep Country        Adjustments             Combined
(in thousands)                -------           -------------        -----------             --------
Net sales                    $ 612,995             $ 55,332           $(13,118)              $655,209
Total Assets                   385,666               47,369             (3,706)               429,329
Net income (loss)               (1,132)              (6,624)               852                 (6,904)

                                           December 30, 2000
-----------------------------------------------------------------------------------------------------
                              Simmons
                              Company           Sleep Country        Adjustments             Combined
(in thousands)                -------           -------------        -----------             --------
Net sales                    $ 666,966             $ 45,817            $(13,042)              $699,741
Net loss                       (10,943)              (4,211)               (481)               (15,635)

4.       SEGMENT INFORMATION

         The Company operates in two business segments, (1) wholesale bedding and (2) retail bedding. The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium branded bedding products; (ii) the licensing of intellectual property to other manufacturers; and (iii) the sale of product returns, off-quality product and excess inventory through retail outlet stores. The retail bedding segment operates specialty sleep stores in California, Washington and Oregon, that sell to consumers principally premium branded bedding products.

         The Company is pursuing the sale of its retail bedding segment in 2003 and has classified the assets and liabilities for this segment as held for sale in the accompanying balance sheets (see note 5 to the consolidated financial statements for further explanation).

         The Company evaluates performance and allocates resources based on net sales, operating income and earnings before income taxes, depreciation and amortization. The following table summarizes segment information for the years ended December 28, 2002, December 29, 2001 and December 30, 2000:

                                                   December 28, 2002
-----------------------------------------------------------------------------------------------------------------
                                                          Wholesale
(in thousands)                                             Bedding          Retail      Eliminations     Totals
-----------------------------------------------------------------------------------------------------------------
Net sales                                                 $ 658,957        $ 71,769      $  (22,131)    $ 708,595
Operating income (loss)                                      67,382         (22,115)           (523)       44,744
Income (loss) before income taxes                            42,062         (26,841)           (523)       14,698
Adjusted EBITDA*                                            101,284            (460)           (990)       99,834
Segment assets                                              401,364          39,733         (34,000)      407,097
Depreciation and amortization expense                        18,147           1,371            (468)       19,050
Goodwill impairment                                               -          20,285               -        20,285
Expenditures for long-lived assets                            6,358           1,603               -         7,961

                                                   December 29, 2001
-----------------------------------------------------------------------------------------------------------------
                                                          Wholesale
(in thousands)                                             Bedding          Retail      Eliminations     Totals
-----------------------------------------------------------------------------------------------------------------
Net sales                                                 $ 601,824        $ 77,416      $ ( 24,031)    $ 655,209
Operating income (loss)                                      40,930         (15,205)            (78)       25,647
Income (loss) before income taxes                             4,818         (18,734)            (78)      (13,994)
Adjusted EBITDA*                                             81,812          (2,684)            350        79,478
Segment assets                                              399,820          58,712         (29,203)      429,329
Depreciation and amortization expense                        22,822           4,578             428        27,828
Goodwill impairment                                               -           7,882               -         7,882
Expenditures for long-lived assets                            4,957             772               -         5,729

                                                   December 30, 2000
-----------------------------------------------------------------------------------------------------------------
                                                          Wholesale
(in thousands)                                             Bedding          Retail      Eliminations     Totals
-----------------------------------------------------------------------------------------------------------------
Net sales                                                 $ 658,154        $ 64,518      $  (22,931)    $ 699,741
Operating income (loss)                                      24,320          (4,411)           (902)       19,007
Loss before income taxes                                    (12,415)        ( 6,622)           (902)      (19,939)
Adjusted EBITDA*                                             63,395            (514)           (902)       61,979
Segment assets                                              419,272          73,627         (25,365)      467,534
Depreciation and amortization expense                        21,008           3,792               -        24,800
Expenditures for long-lived assets                           13,244           2,312               -        15,556

* The table above sets forth EBITDA as defined in the Company's Senior Credit Facility, which the Company refers to as "Adjusted EBITDA". Adjusted EBITDA as presented above is a financial measure that is used in our Senior Credit Facility and is one measure used by management in evaluating our operating performance. Adjusted EBITDA is not a defined term under US GAAP and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA differs from the term "EBITDA" (earnings before interest expense, income tax expense, and depreciation and amortization) as it is commonly used. In addition to adjusting net income to exclude interest expense, income tax expense, and depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding certain other items and expenses, such as ESOP expenses, minority interest in losses, non-cash variable stock compensation expense, interest income, transaction fees and management fees paid to an Affiliate. The Senior Credit Facility requires, among other things, the Company to comply with a specified debt to Adjusted EBITDA leverage ratio and a specified Adjusted EBITDA to interest expense ratio for specified periods.

         Borrowings under the Senior Credit Facility are a key source of the Company's liquidity. The Company's ability to borrow under the Senior Credit Facility is dependent on, among other things, its compliance with the financial ratio covenants referred to in the preceding paragraph. Failure to comply with these financial ratio covenants would result in a violation of the Senior Credit Facility and, absent a waiver or amendment from the lenders under such agreement, permit lenders to accelerate all outstanding borrowings under the Senior Credit Facility.

         In the "Eliminations" column of each period presented above, the segment assets consists primarily of investments in subsidiaries, receivables and payables, and gross wholesale bedding profit in ending retail inventory. The segment operating income (loss) has been adjusted to eliminate the wholesale bedding profit in ending retail inventory.

5.       ASSETS/LIABILITIES HELD FOR SALE

         In April 2003, the Company, continuing its strategy to focus on the wholesale bedding business, initiated a sales process of its retail operations in one or more transactions in 2003. However, no assurances can be given that a proposed transaction or transactions will be completed or will be completed on terms favorable to the Company.

         In accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has reflected assets and liabilities for its retail segment as held for sale in the consolidated balance sheets. The Company has not reflected the results of operations for its retail segment as discontinued operations since the Company expects to have ongoing interest in the cash flows of the retail operations through a long-term supply agreement.

         The components of the assets and liabilities held for sale as of December 28, 2002 are as follows (amounts in thousands):

                 ASSETS HELD FOR SALE
Accounts receivable, net                          $  1,322
Inventories                                          4,696
Other current assets                                 1,544
Property, plant and equipment, net                   5,626
Goodwill, net                                       22,383
Intangible assets, net                                 532
Other assets                                           514
                                                  --------
      Total assets held for sale                  $ 36,617
                                                  ========

               LIABILITIES HELD FOR SALE
Accounts payable                                  $  5,144
Other current liabilities                            4,120
Other long-term liabilities                          3,975
                                                  --------
      Total liabilities held for sale             $ 13,239
                                                  ========

6.       EMPLOYEE STOCK OWNERSHIP PLAN

         The Company is structured so that many employees of the Company have a beneficial ownership of the stock of Holdings or, prior to the Recapitalization, of the Company through their participation in the ESOP. Through 2002, the Company made annual contributions to the ESOP in an amount up to 25% of eligible participant compensation, subject to certain limitations and conditions. The ESOP used all such contributions to repay the ESOP loan. As a result, there were no cash costs associated with the contributions to the ESOP. Following 2002, no further Company contributions will be made to the ESOP.

         ESOP assets are held in trust by State Street Bank and Trust Company, the ESOP trustee. Prior to repayment of the ESOP loan in full in 2002, the ESOP shares were held in a suspense account and were released to the ESOP participants' accounts based on debt service. In 2000, 1,071,944 shares were released to participants' accounts for the 1999 ESOP allocation. In 2001, 988,124 shares were released to participants' accounts for the 2000 ESOP allocation. In 2002, 298,006 shares were released to participants' accounts for the 2001 ESOP allocation. At December 28, 2002, all shares of Holdings common stock in the ESOP were allocated, resulting in no further scheduled allocation of shares to participants.

         Approximately 40% of the Company's full-time employees are participants in the ESOP. The participants and beneficiaries of the ESOP are not subject to income tax with respect to contributions made on their behalf until they receive distributions from the ESOP.

         Under the provisions of the ESOP, the Company or Holdings is obligated to repurchase participant shares distributed under the terms of the ESOP, as long as the shares are not publicly traded or the shares are subject to trading limitations. Holdings regularly repurchases shares from the ESOP to provide liquidity for cash distributions. Holdings repurchased approximately 29,345 shares and 25,972 shares from the ESOP in 2002 and 2001, respectively, at an average price of $15.2038 and $8.2457 per share, respectively. The ESOP held 3,414,300 and 3,443,645 shares as of December 28, 2002 and December 29, 2001, respectively.

7.       INVENTORIES

         Inventories consisted of the following as of December 28, 2002 and December 29, 2001:

                         2002                2001
                       --------            -------
Raw materials          $ 11,198            $13,263
Work-in-progress          1,240              1,029
Finished goods            8,611              8,935
                       --------            -------
                       $ 21,049            $23,227
                       ========            =======

8.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consisted of the following as of December 28, 2002 and December 29, 2001:

                                               2002                2001
                                             --------            --------
Land, buildings and improvements             $ 11,883            $ 11,720
Leasehold improvements                          7,794               7,740
Machinery and equipment                        71,570              67,418
Construction in progress                          956                 822
                                             --------            --------
                                               92,203              87,400
Less accumulated depreciation                 (54,530)            (43,318)
                                             --------            --------
                                             $ 37,673            $ 44,082
                                             ========            ========

         Depreciation expense for 2002, 2001 and 2000 was $13.7 million, $12.2 million and $11.8 million, respectively.

9.       GOODWILL AND OTHER INTANGIBLE ASSETS

         On December 30, 2001 (the first day of fiscal year 2002), the Company adopted SFAS 142 and ceased to amortize goodwill and costs associated with indefinite life trademarks. As required by SFAS 142, the Company reassessed the expected useful lives of existing intangible assets. This reassessment resulted in no changes to the expected useful lives of the Company's patents and licenses.

         Summarized below are the major classes of intangible assets that are still being amortized under SFAS 142, as well as the carrying values of those intangible assets, which are no longer being amortized:

                                                   December 28, 2002              December 29, 2001
                                             ----------------------------       -----------------------
                                              Gross                              Gross
                                             Carrying        Accumulated        Carrying    Accumulated
                                              Amount         Amortization        Amount     Amortization
                                             --------        ------------       --------    ------------
   Amortized intangible assets:
        Patents                              $ 17,647          $(17,049)        $ 17,454      $(16,045)
        Licenses                                  398                (8)               -             -
                                             --------          --------         --------      --------
                Total                        $ 18,045          $(17,057)        $ 17,454      $(16,045)
                                             ========          ========         ========      ========

    Unamortized intangible assets:
         Trademarks                          $  5,723                           $  2,391
                                             --------                           --------
                Total                        $  5,723                           $  2,391
                                             ========                           ========

         The following table presents the Company's 2000 and 2001 results on a basis comparable to the 2002 results, adjusted to exclude amortization expense (including any related tax effects) related to goodwill:

                                               2002              2001             2000
                                             --------          --------         --------
Reported net income (loss)                   $  2,679          $ (6,884)        $(15,635)
  Add back: tax effected
    goodwill amortization                           -             8,320            7,691
                                             --------          --------         --------
Adjusted net income (loss)                   $  2,679          $  1,436         $ (7,944)
                                             ========          ========         ========

         In connection with the acquisition of substantially all of the retail store locations and other assets of H&H Sleep Centers, Inc. ("H&H") and CBMC Corp. ("CBMC") by Gallery Corp. ("Gallery") in 2000, the Company recorded $16.1 million of goodwill. This represented the excess of the purchase price over the fair value of assets acquired and was being amortized on a straight line basis over a twenty year period. Due to various Gallery operating factors, in the fourth quarter of 2001 the Company reviewed the carrying value of Gallery's goodwill in accordance with the Company's accounting policies and recorded an impairment charge of $7.9 million to write down the Gallery goodwill to its estimated market value. There were no goodwill additions for the year ended December 28, 2002.

         As part of the adoption of SFAS 142, the Company performed initial valuations during the first quarter 2002 to determine if any impairment of goodwill and indefinite-lived intangibles existed and determined that no impairment of goodwill and indefinite-lived intangible assets existed. In accordance with SFAS 142, goodwill was again tested at December 28, 2002 for impairment by comparing the fair value of the Company's reporting units to their carrying values. Fair values were determined by the assessment of future discounted cash flows. As noted in the following paragraph, based upon the impairment test performed, a goodwill impairment charge was recorded for the Company's retail segment. This impairment test will be performed each year on the last day of the Company's fiscal year unless circumstances or events necessitate an evaluation at an interim date.

         In connection with the acquisition of 51 retail store locations and other stock of Sleep Country USA, Inc., Sleep Country of Oregon, Inc. and Sleep Train, Inc. by SC Holdings, Inc. ("Sleep Country") in 2000, the Company recorded $40.5 million of goodwill. The goodwill represented the excess of the purchase price over the fair value of assets acquired and was being amortized on a straight line basis over a fifteen year period prior to the adoption of SFAS
142. In the fourth quarter of 2002, Sleep Country recognized a goodwill impairment of $20.3 million. The review of the goodwill for impairment was necessary due to the continued weakness in the retail economy and the failure of Sleep Country to reach the sales and profit levels included in its original impairment test as of January 1, 2002.

10.      ACCRUED LIABILITIES

         Accrued liabilities consisted of the following as of December 28, 2002 and December 29, 2001:

                                               2002              2001
                                             --------          --------
Accrued wages and benefits                   $ 18,051          $ 13,187
Accrued advertising and incentives             18,310            17,147
Accrued interest                                5,084             5,635
Other accrued expenses                         11,713             9,741
                                             --------          --------
                                             $ 53,158          $ 45,710
                                             ========          ========

11.      LONG-TERM DEBT

         Long-term debt consisted of the following at December 28, 2002 and December 29, 2001:

                                                                       2002                2001
                                                                    ---------           ---------
Senior Credit Facility:
      Tranche A Term Loan                                           $  14,500           $  30,061
      Tranche B Term Loan                                              42,505              65,762
      Tranche C Term Loan                                              19,006              33,249
                                                                    ---------           ---------
           Total Senior Credit Facility                                76,011             129,072
Sleep Country Senior Credit Facility:
      Term Loan                                                        16,500              17,500
      Revolving Loan                                                    1,500               1,500
                                                                    ---------           ---------
           Total Sleep Country Senior Credit Facility                  18,000              19,000
Sleep Country Debt to Affiliate:
      Note Payable                                                      3,000               3,000
      Bridge Loan I - net of original issue discount                    1,000                 979
      Term Loan I                                                       2,123               1,001
      Term Loan II - net of original issue
         discount                                                       1,942               1,862
                                                                    ---------           ---------
           Total Sleep Country Debt to Affiliate                        8,065               6,842
 Industrial Revenue Bonds, 7.00%, due 2017                              9,700               9,700
 Industrial Revenue Bonds, 3.33%, due 2016                              4,200               4,400
 Banco Santander loan, 3.42%, due 2013                                  2,329               2,524
 10.25% Series B Senior Subordinated Notes due 2009                   150,000             150,000
 Other, including capital lease obligations                               134                 219
                                                                    ---------           ---------
                                                                      268,439             321,757
 Less current portion                                                 (19,039)            (13,147)
                                                                    ---------           ---------
                                                                    $ 249,400           $ 308,610
                                                                    =========           =========

         The 10.25% Series B Senior Subordinated Notes ("Notes") bear interest at the rate of 10.25% per annum, which is payable semi-annually in cash in arrears on March 15 and September 15. The Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company.

         The Notes are redeemable at the option of the Company on and after March 15, 2004 at prices decreasing from 105.125% of the principal amount thereof to par on March 15, 2007 and thereafter. The Company is required to redeem the outstanding notes based upon certain events as described in the indenture for the Notes.

         The indenture for the Notes requires the Company and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of the Company's assets and stock.

         The Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by all of the Company's active domestic subsidiaries. Exclusive of allocation of the debt and related interest of the Company, the total sales, total assets, cash flow from operations, net income from continuing operations before income taxes, and stockholder's equity of the three active non-guarantor international subsidiaries was $13.6 million, $10.9 million, $1.7 million, $1.0 million, and $6.5 million, respectively, as of and for the year ended December 28, 2002.

         Prior to the Joinder Agreement dated June 6, 2003 (See Note 21 to the consolidated financial statements), the Senior Credit Facility, as amended, provides for loans of up to $136.0 million, consisting of a Term Loan Facility of $76.0 million and a Revolving Loan Facility of $60.0 million. The Company's indebtedness under the Senior Credit Facility bears interest at a floating rate, is guaranteed by Holdings and all of the Company's active domestic subsidiaries, and is collateralized by substantially all of the Company's assets.

         Effective October 21, 2002, the Company amended its Senior Credit
Facility:

              - to permit the Company to repurchase (in the open market) up to $20 million of outstanding Notes;

              - to permit the Company to repurchase Holdings' Junior Subordinated PIK Notes as permitted by the indenture for the Notes;

              - to modify the definition of Consolidated Excess Free Cash Flow and deduct $9.3 million from the fiscal year 2002 excess free cash flow mandatory payment;

              - to permit restricted payments (as defined in the Senior Credit Facility) for the repurchase of Holdings stock from deceased, terminated or retired management shareholders of approximately $3.3 million and $5.2 million in fiscal years 2002 and 2003, respectively;

              - to allow for a $7.5 million investment in an international captive insurance company;

              - to eliminate the requirement that the Company must fix the interest rate on at least 50% of the principal amount of outstanding term loans;

              - to increase the permitted asset sales from $3 million to $10 million;

              - to adjust the definition of Management Fees and increase the overall cap on such fees to $3 million from $2.25 million;

              - to provide an option for a 12 month LIBOR interest rate period in the Revolver and the Tranche A term loan; and

              -   to provide for more restrictive financial covenants.

         Borrowings under the Senior Credit Facility bear interest at December 28, 2002 at the Company's choice of LIBOR or Prime plus the following applicable interest rate margins as follows:

                                LIBOR               Prime
                               ------              ------
Revolving Loan Facility         2.00%               1.00%
Tranche A Term Loan             2.00%               1.00%
Tranche B Term Loan             3.25%               2.25%
Tranche C Term Loan             3.50%               2.50%

         The weighted average interest rates per annum in effect as of December 28, 2002 for the Tranche A term, Tranche B term and Tranche C term loans were 3.83%, 4.78% and 5.00%, respectively.

         The use of interest rate risk management instruments, such as collars and swaps, was required under the terms of the Senior Credit Facility prior to the October 2002 amendment. Interest rate protection agreements increased the Company's interest expense by $0.4 million in both 2002 and 2001, and reduced the Company's interest expense by $0.3 million in 2000. The Company recognized a $0.1 million gain on expiration of the interest rate protection agreements in the first quarter of 2002.

         The Company is exposed to market risk from changes in interest rates. In order to address this risk, the Company has developed and implemented a policy to utilize six-month LIBOR contracts to minimize the impact of near term LIBOR base rate increases. On November 27, 2002, the Company elected to set its interest rate at the six-month LIBOR rate for approximately $40.0 million of the Term Loan Facility, which fixed the LIBOR base rate at 1.50% through May 22, 2003 for approximately 48% of floating rate debt outstanding as of December 28, 2002.

         As of December 28, 2002, the Company had availability to borrow $56.2 million under the Revolving Credit Facility after giving effect to $3.8 million that was reserved for the Company's reimbursement obligations with respect to outstanding letters of credit. The remaining availability under the Revolving Credit Facility may be utilized to meet the Company's current working capital requirements, including issuance of stand-by and trade letters of credit. The Company also may utilize the remaining availability under the Revolving Credit Facility to fund distributions to Holdings, acquisitions and capital expenditures.

         The Senior Credit Facility requires the Company to maintain certain financial ratios including fixed-charge coverage, cash interest coverage and leverage ratios. The Senior Credit Facility also contains covenants which, among other things, limit capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. As of December 28, 2002, the Company was in compliance with all of its financial covenants.

         The terms of the Senior Credit Facility required a mandatory prepayment in March 2002 of $11.6 million of the Company's outstanding term loans based upon the Company's Consolidated Excess Cash Flows (as then defined in the Senior Credit Facility) for the year ended December 29, 2001. Such prepayment of term debt was allocated as follows: Term A - $2.7 million; Term B - $5.9 million; and Term C - $3.0 million. Additionally, the Company voluntarily prepaid $41.4 million of outstanding term debt in 2002 out of cash flows from operations allocated as follows: Term A - $11.5 million; Term B - $18.3 million; and Term C
- $11.6 million. No mandatory prepayments or scheduled repayments are required in 2003 under the terms of the Senior Credit Facility.

         Borrowings under the Sleep Country Senior Credit Facility Term Loan and Revolving Loan bear interest at the Eurodollar rate plus 2.00% and 3.50%, respectively, or the base rate plus 1.00% and 2.50%, respectively. The effective borrowing rate for the Sleep Country Senior Credit Facility was 4.85% at December 28, 2002. At December 28, 2002, Sleep Country had no availability for future borrowings under the terms of the Revolving Loan.

         The Sleep Country Note Payable, Bridge Loan I, Term Loans I and II to Affiliate bear interest at 14% per annum, with all principal and interest due at maturity.

         In conjunction with the agreement and plan of merger between Simmons Company and Sleep Country (see Note 3 to the consolidated financial statements) dated February 28, 2003, the Sleep Country Senior Credit Facility and Debt to Affiliate were repaid, cancelled or contributed to Sleep Country capital. Accordingly, the Sleep Country Senior Credit Facility and Debt to Affiliate that was repaid has been classified as short term in the accompanying consolidated balance sheet and the $7.5 million that was cancelled and contributed to equity has been classified as long term in the accompanying consolidated balance sheet.

         Future maturities of long-term debt as of December 28, 2002 are as follows:

2003              $   19,039
2004                  14,961
2005                  42,933
2006                  19,419
2007                     413
Thereafter           171,674
                  ----------
                  $  268,439
                  ==========

         The Revolving Credit Facility expires on October 29, 2004. The Company expects that it will have the ability to renew the existing facility or have the ability to find new financing with comparable terms prior to expiration. If the Company is unable to renew its existing arrangement or obtain new financing, this could have an adverse affect on the Company's ability to fund operations.

         The fair value of the Company's long-term debt is estimated based on the current rates offered for debt of similar terms and maturities except for the 10.25% Series B Senior Subordinated Notes due 2009 which is at quoted market values. The fair value of the Company's 10.25% Series B Senior Subordinated Notes due 2009 was $160.5 million as of December 28, 2002. All other long-term debt approximates fair value as of December 28, 2002.

12.      LICENSING

         During the late 1980's and early 1990's, the Company disposed of most of its foreign operations and secondary domestic lines of business. As a result, the Company now licenses internationally the Simmons(R) mark and many of its other trademarks, processes and patents generally on an exclusive long-term basis to third-party manufacturers which produce and distribute conventional bedding products within their designated territories. These licensing agreements allow the Company to reduce exposure to political and economic risks abroad by minimizing investments in those markets. The Company has fifteen foreign licensees with operations in Argentina, Australia, Brazil, Canada, Chile, Colombia, Dominican Republic, Ecuador, El Salvador, England, France, Hong Kong, Israel, Italy, Japan, Korea, Mexico, Morocco, New Zealand, Oman, Panama, Singapore, South Africa, Sweden, Taiwan, and Venezuela. These foreign licensees have rights to sell Simmons-branded products in over 90 countries.

         Additionally, the Company has fifteen domestic third-party licensees. Some of these licensees manufacture and distribute juvenile bedding, healthcare-related furniture, and upholstered furniture, primarily on long-term or automatically renewable terms. Additionally, the Company has licensed the Simmons(R) mark and other trademarks, generally for limited terms, to manufacturers of airbeds, waterbeds, feather and down comforters, sheets, synthetic comforter sets, pillows, mattress pads, blankets, bed frames, futons, and other related products.

         In 2002, 2001 and 2000 the Company's licensing agreements as a whole generated royalties and technology fees of approximately $9.0 million, $9.5 million and $8.4 million, respectively, which are accounted for as a reduction of selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

13.      OTHER EXPENSE, NET

         Other expense, net is comprised of the following:

                                             2002       2001       2000
                                           --------   --------   --------
Management advisory fee paid to an
     Affiliate                             $  2,353   $  2,764   $  2,102
Other non-operating (revenue) expenses         (110)       878          -
                                           --------   --------   --------
                                           $  2,243   $  3,642   $  2,102
                                           ========   ========   ========

14.      LEASES AND OTHER COMMITMENTS

         The Company leases certain manufacturing facilities, retail locations and equipment under operating leases. The Company's commitments under capital leases are not material enough to necessitate separate disclosure. The Company's wholesale segment rent expense was $17.8 million, $16.2 million, and $15.7 million for 2002, 2001 and 2000, respectively. The Company's retail segment rent expense was $10.6 million, $9.9 million, and $7.5 million for 2002, 2001 and 2000, respectively.

         The following is a schedule of the future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 28, 2002:

                 Wholesale   Retail
                  Segment    Segment
                 --------   --------
2003             $ 17,296   $  9,165
2004               13,732      8,051
2005               12,170      6,622
2006                9,664      4,836
2007                6,659      3,367
Thereafter          7,475      5,274
                 --------   --------
                 $ 66,996   $ 37,315
                 ========   ========

         The Company has the option to renew certain manufacturing facility leases, with the longest renewal period extending through 2021. Most of the operating leases provide for increased rent through increases in general price levels.

         The Company's wholesale segment has various purchase commitments with certain suppliers in which the Company is committed to purchase approximately $74 million of raw materials from these vendors in 2003. If the Company does not reach the committed level of purchases, various additional payments could be required to be paid to these suppliers.

15.      STOCK OPTION PLANS

         In 1996, the board of directors established a management stock incentive plan (the "1996 Plan"), which provided for the granting of non-qualified options for Class C common stock of Holdings to members of management and certain key employees. The options outstanding under the 1996 Plan were granted at prices which were equal to or above the market value of the Class C stock on the date of grant. As a result of the Recapitalization, the vesting of the issued and outstanding stock options under the 1996 plan was accelerated.

         In 1996, the Company also entered into an agreement with Holdings whereby if Holdings grants any options to purchase shares of common or Class C Stock of Holdings to a director, employee or consultant of the Company, the Company will grant to Holdings corresponding options, exercisable only upon exercise of the Holdings options, to purchase the same number of shares of common stock of the Company at the same per share exercise price and subject to substantially the same terms and conditions as the Holdings options. All references to stock options pertain to the Holdings options which have been attributed to the Company for disclosure purposes.

         During 1999, the board of directors of Holdings established the 1999 Stock Option Plan ("1999 Plan"), which now provides for the granting of up to 4,902,878 options for shares of Holdings common stock to directors (including those who are not employees), all executive officers of the Company and its subsidiaries, and other employees, consultants and advisors. Under the terms of the 1999 Plan, options may be either incentive or non-qualified. Generally, the options outstanding under the 1999 Plan are granted at prices which equate to or are above the market value of the common stock of Holdings on the date of grant, expire after ten years, and vest ratably over a four or five year period based upon the achievement of an annual Adjusted EBITDA target, as defined in the 1999 Plan, or as otherwise established by the Compensation Committee of the board of directors. The 1999 Plan permits the Compensation Committee to grant other stock options on terms and conditions established by the Committee. The incentive plan provides for issuance of regular options ("Regular Options") and superincentive options ("Superincentive Options"). Regular Options are subject to certain time and performance vesting restrictions and Superincentive Options vest only in connection with the consummation of a change of control or initial public offering of Holdings and the attainment by shareholders affiliated with Fenway of certain internal rate of return objectives.

         In 2000, Sleep Country adopted the 2000 Stock Option Plan ("2000 Plan"). The 2000 Plan provided for the granting of 26,304 options for shares of Sleep Country common stock. Since inception of the 2000 Plan, 11,833 incentive based options were issued, net of cancellations, with specific performance targets. At December 28, 2002, no performance targets had been met, and thus, none of the options had vested or become exercisable. Since the 2000 Plan inception, no compensation expense was recorded for the 2000 plan.

         In 2002, the board of directors of Holdings established the 2002 Stock Option Plan ("2002 Plan"), which now provides for the granting of up to 1,053,122 options for shares of Holdings common stock to directors (including those who are not employees), all executive officers of the Company and its subsidiaries, and other employees, consultants and advisors. Under the terms of the 2002 Plan, options may be either incentive or non-qualified. Generally, the options outstanding under the 2002 Plan are granted at prices which are equal to the market value of the common stock of Holdings on the date of grant, expire after ten years, and vest based upon conditions specified by the board of directors of Holdings. This plan provides for issuance of Regular Options and Superincentive Options. Regular Options are subject to certain time and performance vesting restrictions and Superincentive Options vest only in connection with the consummation of a change of control or initial public offering of Holdings and the attainment by shareholders affiliated with Fenway of certain internal rate of return objectives.

         Under APB 25, because the vesting of the plan options is dependent upon achieving an annual Adjusted EBITDA target or as otherwise established by the Compensation Committee of the board of directors, the ultimate number of vested shares, and therefore the measurement date, is not currently determinable. Accordingly, pursuant to APB 25, the Company records estimated compensation expense as non-cash variable stock compensation expense over the service period based upon the intrinsic value of the options as they are earned by the employees.

         Additionally, the 2002, 1999 and 1996 Plans provide that the option holders may, under certain circumstances, require Holdings to repurchase the shares underlying vested options. Therefore, pursuant to APB 25 and its interpretations, the Company records additional adjustments to non-cash variable stock compensation expense for changes in the intrinsic value of vested Regular Options under the 1996, 1999 and 2002 Plans in a manner similar to a stock appreciation right. The accounting for awards of stock-based compensation where an employee can compel the entity to settle the award by transferring cash or other assets to employees rather than by issuing equity instruments is substantially the same under SFAS 123 and APB 25. Accordingly, SFAS 123 pro-forma disclosures are not presented.

         The Company recorded non-cash variable stock compensation expense of approximately $15.6 million, $14.8 million and $0.6 million related to Regular Options during 2002, 2001 and 2000, respectively.

         Activity for Regular and Superincentive Options (all non-qualified stock options) during 2002, 2001 and 2000 follows:

                                                       Weighted
                                                        Average
                                            Number     Exercise
                                          of Shares     Price
                                          ----------   --------
Shares outstanding at December 25, 1999    4,377,492   $   5.27
Granted                                    4,820,000   $   6.73
Forfeited                                 (2,061,000)  $   6.73
Cancelled                                 (1,232,196)  $   2.79
                                           ---------

Shares outstanding at December 30, 2000    5,904,296   $   6.50
Granted                                      503,878   $   7.67
Forfeited                                   (740,861)  $   6.73
Cancelled                                   (148,371)  $   6.16
                                           ---------   --------

Shares outstanding at December 29, 2001    5,518,942   $   6.58
Granted                                      410,750   $  13.45
Forfeited                                   (862,064)  $   6.78
Cancelled                                   (219,404)  $   4.39
                                           ---------   --------

Shares outstanding at December 28, 2002    4,848,224   $   7.23
                                           =========   ========

Shares exercisable at December 28, 2002    2,187,862   $   6.60
                                           =========   ========

         The following table summarizes information concerning currently outstanding and exercisable options:

                              Outstanding Options                                            Exercisable Options
----------------------------------------------------------------------------         -------------------------------------
                                                                                        Number
                         Number           Weighted-                                  Exercisable
      Range of        Outstanding          Average              Weighted-                 at                  Weighted-
      Exercise        at Dec. 28,         Remaining              Average               Dec. 28,                Average
       Prices             2002         Contractual Life       Exercise Price             2002               Exercise Price
--------------------------------------------------------------------------------------------------------------------------
 $  2.65 -   3.57        195,474             3.1                 $  2.74                 195,474               $  2.74
 $  5.15 -   7.15      4,122,000             7.3                 $  6.76               1,904,075               $  6.75
 $  8.95 -  12.80        335,000             9.2                 $ 10.96                  61,875               $ 10.31
 $ 14.15 -  16.75        195,750            10.0                 $ 15.06                  26,438               $ 15.18
                       ---------                                                       ---------
                       4,848,224             7.0                 $  7.23               2,187,862               $  6.60
                       =========                                                       =========

16.      INCOME TAXES

         The components of the provision for income taxes are as follows:

                                 2002       2001       2000
                               --------   --------   --------
Current tax provision:
     Federal                   $      -   $      -   $      -
     State                          250          -          -
     Foreign                        475        496        422
                               --------   --------   --------
                                    725        496        422
                               --------   --------   --------
Deferred tax provision:
     Federal                     11,104     (6,764)    (3,625)
     State                        1,258       (372)      (680)
     Foreign                         41          -          -
                               --------   --------   --------
                                 12,403     (7,136)    (4,305)
                               --------   --------   --------
Income tax expense (benefit)   $ 13,128   $ (6,640)  $ (3,883)
                               ========   ========   ========

         The reconciliation of the statutory federal income tax rate to the effective income tax rate for 2002, 2001 and 2000 provision for income taxes is as follows:

                                              2002         2001         2000
                                           ----------   ----------   ----------
Income taxes at federal statutory rate     $    5,213   $   (5,038)  $   (6,514)
State income taxes, net of federal
     benefit                                    1,480         (174)        (610)
General business tax credits                   (1,500)           -            -
Valuation allowance, net of reversals           7,915       (1,681)       1,484
Goodwill amortization                               -        1,691        1,643
State net operating loss benefit                    -         (655)           -
Foreign tax credits                              (137)        (529)           -
Other, net                                        157         (254)         (44)
                                           ----------   ----------   ----------
                                           $   13,128   $   (6,640)  $   (3,883)
                                           ==========   ==========   ==========

         Components of the wholesale segment net deferred income tax asset as of December 28, 2002 and December 29, 2001 are as follows:

                                                              2002           2001
                                                          ------------   ------------
Current deferred income taxes:
     Accounts receivable and inventory reserves           $      1,300   $      2,081
     Accrued liabilities, not currently deductible               5,228          6,571
     Prepaids and other assets, not currently taxable           (3,263)        (3,356)
                                                          ------------   ------------
          Current deferred income tax asset                      3,265          5,296
Noncurrent deferred income taxes:
     Property bases differences                                  1,492         (3,207)
     Patents bases differences                                       -           (248)
     Stock option compensation                                  10,314          4,913
     Net operating loss carryforwards                            8,482         30,184
     Income tax credit carryforwards                             2,204              -
     Other noncurrent accrued liabilities, not
          currently deductible                                   2,013          3,064
                                                          ------------   ------------
           Non-current deferred income tax asset                24,505         34,706
                                                          ------------   ------------
     Net deferred income tax asset                        $     27,770   $     40,002
                                                          ============   ============

         At December 28, 2002, the Company had net operating loss carryforwards for federal income tax purposes of approximately $34.9 million. Approximately $15.5 million of these carryforward benefits were generated by Sleep Country and are subject to limitations imposed by the Internal Revenue Code. The net operating loss carryforwards expire on various dates through 2020. As of December 28, 2002, the Company had approximately $1.5 million of general business credits and $0.7 million of foreign tax credits available to offset future payments of federal income taxes. These credits will expire in varying amounts between 2003 and 2022.

         Realization of the net deferred tax asset is dependent upon future profitable operations and future reversals of existing temporary differences. Although realization is not assured, the Company believes it is more likely than not that most of the net recorded benefits will be realized through the reduction of future taxable income. However, due to the uncertainty regarding the realizability of Sleep Country's net tax benefits for the years ended December 28, 2002 and December 29, 2001, the Company recorded full valuation allowances of $11.4 million and $3.6 million, respectively, against Sleep Country's net deferred tax asset, which primarily consists of net operating loss carryforwards. As a result, there are no deferred tax assets included in assets held for sale on the accompanying consolidated balance sheets (See Note 5 to the consolidated financial statements).

         Cumulative undistributed earnings to be permanently reinvested by the Company's international subsidiaries totaled approximately $6.0 million at December 28, 2002. Because the Company plans to have its international subsidiaries permanently reinvest these earnings, no U.S. deferred income tax has been recorded.

17.      RETIREMENT PLANS

         Simmons 401(k) Plan

         The Company has a defined contribution 401(k) plan for substantially all employees other than employees subject to collective bargaining agreements. Employees with 12 weeks of employment who have reached age 18 are permitted to participate in the plan. Generally, employees covered by collective bargaining agreements are not permitted to participate in the plan, unless the collective bargaining agreement expressly provides for participation. Eligible participants may make contributions to the defined contribution plan; however, prior to 2001, no employer contributions were allowed. In 2001, the Company amended the plan to provide for the making of employer non-elective contributions, currently 3% of an employee's compensation (subject to current tax limitations) once an employee completes one year of service, and to allow participants to make salary deferral contributions up to 17% of compensation on a pre-tax basis, subject to various tax limitations. All employer non-elective contributions are immediately vested and not subject to forfeiture.

         In 2002, the Company further amended the plan to provide for an additional employer matching contribution of 50 cents on each employee dollar contributed up to 6% of the employee's pay (subject to current tax limitations). The additional matching contribution is provided to participants who complete 1,000 hours of service and are employed on the last day of each plan year. The additional matching contribution will vest 20% per year over five years.

         In 2002 and 2001, the Company made contributions to the plan of $3.0 million and $1.9 million, respectively, in the aggregate.

         Sleep Country 401(k) Plan and Profit Sharing Plan

         The Company sponsors a 401(k) savings plan and profit sharing plan for all full-time employees of Sleep Country with three months of service. Annually, the Company may contribute a discretionary match based on a percentage of the employee's 401(k) deferral. The Company's contributions to these plans for the years ended December 28, 2002 and December 29, 2001 were approximately $35 thousand and $17 thousand, respectively.

         Other Plans

         Certain union employees participate in multi-employer pension plans sponsored by their respective unions. Amounts charged to pension cost, representing the Company's required contributions to these plans for 2002, 2001 and 2000 were $2.0 million, $2.1 million and $1.8 million, respectively.

         The Company had accrued $2.5 million at both December 28, 2002 and December 29, 2001 for a supplemental executive retirement plan for a former executive. Such amounts are included in other non-current liabilities in the accompanying consolidated balance sheets.

         Retiree Health Coverage

         The Company currently provides certain health care and life insurance benefits to eligible retired employees of its wholesale segment. Eligibility is defined as retirement from active employment, having reached age 55 with 15 years of service, and previous coverage as a salaried or nonunion employee. Additionally, spouses are eligible to receive benefits, provided the spouse was covered prior to retirement. The medical plan pays a stated percentage of most medical expenses reduced for any deductible and payments made by government programs and other group coverage. There is no current retiree health coverage for participants age 65 and over. The Company also provided life insurance to all retirees who retired before 1979. These plans are unfunded.

         The Company accrues the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. Such amounts are included in other non-current liabilities in the accompanying consolidated balance sheets.

         In 2000, the Company limited eligibility for retiree health care benefits to employees who had become or did become eligible (by reaching age 55 with 15 years of service) by December 31, 2001. The effect of this change was a decrease in the benefit obligation of approximately $1.1 million. In 2001, the Company made benefit payments of approximately $2.5 million to settle a portion of this obligation. As a result of the settlement, the Company recorded a gain of approximately $2.1 million during 2001 related to the reduction of the accumulated post-retirement benefit obligation. Approximately $0.5 million and $1.6 million of this gain is reflected in cost of products sold and selling, general and administrative expenses, respectively, in the accompanying 2001 Consolidated Statement of Operations.

         The following table presents a reconciliation of the plan's status at December 28, 2002 and December 29, 2001:

                                                December 28,     December 29,
                                                    2002             2001
                                                ------------     ------------
Change in benefit obligation:
     Benefit obligation, beginning of year        $    727         $  1,857
     Interest cost                                      39               81
     Actuarial loss                                     43            1,337
     Benefits paid                                    (268)            (298)
     Settlements                                         -           (2,250)
                                                  --------         --------
     Benefit obligation, end of year              $    541         $    727
                                                  ========         ========

Change in plan assets:
     Fair value of assets, beginning of year      $      -         $      -
     Employer contributions                            268            2,548
     Settlement                                          -           (2,250)
     Benefits paid                                    (268)            (298)
                                                  --------         --------
     Fair value of assets, end of year            $      -         $      -
                                                  ========         ========

Reconciliation of accrued benefit cost:
     Funded status                                $   (541)        $   (727)
     Unrecognized prior service cost                  (696)            (928)
     Unrecognized net gain                            (321)            (461)
                                                  --------         --------
     Accrued benefit cost, end of year            $ (1,558)        $ (2,116)
                                                  ========         ========

                                           December 28,  December 29,  December 30,
                                               2002          2001          2000
                                           -----------   ------------  ------------
Weighted-average assumptions:
     Discount rate                              5.70%         6.50%          7.25%

Components of net periodic benefit cost:
     Service cost                           $      -      $      -       $    160
     Interest cost                                23            81            201
     Amortization of:
          Prior service cost                    (232)         (232)           (30)
          Gain                                   (89)         (450)          (212)
                                            --------      --------       --------
     Net periodic benefit cost                  (298)         (601)           119
     Settlements gain                              -        (1,536)             -
     Curtailment gain                              -             -           (153)
                                            --------      --------       --------
     Postretirement benefit income          $   (298)     $ (2,137)      $    (34)
                                            ========      ========       ========

         A 9.5% annual rate of increase in the cost of health care benefits was assumed for 2002, decreasing by 0.5% per year to an ultimate rate of 5.0%. A 1.0% change in assumed health care cost trend rates would have an immaterial effect on the benefit obligation or the postretirement benefit income.

18.      LEGAL SETTLEMENT AND CONTINGENCIES

         On December 11, 2001, FDL, Inc. ("FDL"), one of the Company's licensees, filed a lawsuit against the Company and United Sleep Products Denver, Inc. ("United Sleep"), another licensee of the Company, alleging that the Company had licensed overlapping trademark rights to both FDL and United

Sleep. The Company has denied the material allegations of FDL's initial and amended complaints and has brought counterclaims against FDL for breach of the parties' license agreement. The Company has also assumed the defense of and agreed to indemnify United Sleep with respect to FDL's claims. On July 24, 2003, in response to a joint motion by the parties, the Court vacated the current trial date of November 3, 2003, and entered a temporary stay of discovery until the earlier of October 15, 2003 and the date upon which the Court issues a written decision on the Company's pending summary judgment motion filed April 10, 2003. The Court has not yet ruled on the Company's summary judgment motion and has not set a new trial date. The Company intends to maintain its vigorous defense of this lawsuit.

         From time to time, the Company has been involved in various legal proceedings. The Company believes that all other litigation is routine in nature and incidental to the conduct of the Company's business, and that none of this other litigation, if determined adversely to the Company, would have a material adverse effect on the Company's financial condition or results of its operations.

         At December 28, 2002, Holdings had $19.4 million of outstanding Junior Subordinated PIK Notes payable to an affiliate of Fenway, which bear interest at 17.5% per annum and are due on October 29, 2011. Holdings is unable to repay the debt without receiving dividends from the Company. The Company's indenture for the Notes and Senior Credit Facility restrict the payment of dividends by the Company to Holdings for repayment of the Junior Subordinated PIK Notes.

19.      RELATED PARTY TRANSACTIONS

         The Company, Holdings and Fenway have entered into a management agreement (the "Fenway Advisory Agreement") pursuant to which Fenway provides strategic advisory services to the Company. The Fenway Advisory Agreement was amended on October 21, 2002 to change the calculation of the annual management fee. In exchange for advisory services, the Company has beginning October 21, 2002 agreed to pay Fenway (i) annual management fees of the greater of 0.25% of net sales for the prior fiscal year or 2.5% of Adjusted EBITDA for the prior fiscal year, not to exceed $3.0 million; (ii) fees in connection with the consummation of any acquisition transactions for Fenway's assistance in negotiating such transactions; and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses, incurred by Fenway in connection with providing services to the Company. Prior to October 21, 2002, the annual management fee to Fenway was calculated as 0.25% of net sales for the prior year.

         Sleep Country, Fenway and Boston Gardens Advisors, LLC ("Boston Gardens") entered into a management agreement (the "Sleep Country Advisory Agreement") pursuant to which Fenway and Boston Gardens provided strategic advisory services to Sleep Country. In conjunction with the merger of Simmons Company and Sleep Country on February 28, 2003, the Sleep Country Advisory Agreement was terminated.

         Included in other expense in the accompanying Consolidated Statements of Operations for 2002, 2001 and 2000 is $2.4 million, $2.8 million and $2.1 million, respectively, related to the management fees for services provided by Fenway to the Company and Sleep Country.

         The Company entered into an agreement with Holdings pursuant to which the Company agreed to reimburse Holdings for certain expenses incident to Holdings' ownership of the Company's capital stock for as long as Holdings and the Company file consolidated federal income tax returns. Such expenses include
(i) franchise taxes and other fees required to maintain Holdings' corporate existence; (ii) operating costs incurred by Holdings attributable to its ownership of the Company's capital stock not to exceed $0.9 million per year;
(iii) federal, state and local taxes paid by Holdings and attributable to income of the Company and its subsidiaries other than taxes arising from the sale or exchange by Holdings of the

Company's common stock; (iv) the purchase price of capital stock of Holdings owned by former employees of the Company or its subsidiaries, including interest expense on related notes payable to the former employees for any unpaid purchase price, generally not to exceed $2.5 million per year as permitted under the Senior Credit Facility, as amended; and (v) registration expenses incurred by Holdings incident to a registration of any capital stock of Holdings under the Securities Act. The Company anticipates additional distributions to Holdings related to notes payable to former shareholders of $3.4 million, $1.2 million and $1.1 million in 2003, 2004 and 2005, respectively.

20.      SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

         Although not required, the following is a condensed summary of actual quarterly results for 2002 (in thousands):

             2002                 First Quarter       Second Quarter      Third Quarter     Fourth Quarter
             ----                 -------------       --------------      -------------     --------------
Net sales                           $ 186,807           $ 163,804           $ 191,369         $166,615
Gross profit                           90,065              78,716              92,344           77,853
Operating income (loss)                16,903              11,052              22,619           (5,830)
Net income                              5,714               1,748               9,137          (13,939)
Adjusted EBITDA                        25,215              22,217              29,176           23,226

21.      SUBSEQUENT EVENTS

         On May 30, 2003, the Company's Board of Directors approved a one-for-ten thousand reverse stock split of the Company's authorized and outstanding Common Stock shares. The reverse stock split reduced the Company's 50,000,000 authorized Common Stock shares to 5,000 authorized Common Stock shares and the Company's 31,964,452 outstanding Common Stock shares to 3,196 outstanding Common Stock shares. The par value of the Common Stock was not affected by the reverse stock split and remains at $0.01 per share after the reverse stock split. Consequently, the aggregate par value of the issued Common Stock was reduced by reclassifying the par value amount of the reversed common shares from Common Stock to Additional Paid-in-Capital for all periods presented. All outstanding shares have been retroactively restated in the accompanying consolidated financial statements for all periods presented to reflect the reverse stock split.

         On June 6, 2003, the Company entered into a Joinder Agreement which supplements its Senior Credit Facility whereby an additional $20.0 million was borrowed under the Tranche C Term Loan. The proceeds from this additional loan were utilized to repay borrowings under the Revolving Loan Facility. Following the incremental Tranche C Term Loan on June 6, 2003, the Senior Credit Facility, as supplemented, provided for loans of up to $149.0 million, consisting of a Term Loan Facility of $89.0 million and a Revolving Loan Facility of $60.0 million.